Exhibit 99.1

Novocure Reports Third Quarter 2016 Financial Results and Provides Company Update

Continued growth in active patients with 985 active patients at September 30, 2016, an increase of 110 percent from September 30, 2015, and 11 percent from June 30, 2016

Third quarter 2016 reported revenues of $21.7 million, reflecting 142 percent growth versus third quarter 2015 and 21 percent growth versus second quarter 2016

Contracts negotiated to establish Optune as an in-network benefit for more than 120 million lives, including agreements with two of the three largest health plans in the United States, to become effective during Q4 2016

Long-term analysis of our phase 3 pivotal trial in newly diagnosed glioblastoma demonstrates superior two, three and four year survival of patients treated with Optune together with temozolomide versus patients treated with temozolomide alone

St. Helier, Jersey – Novocure (NASDAQ: NVCR), a commercial stage oncology company pioneering a proprietary therapy for solid tumors, today reported financial results for the quarter ended September 30, 2016, highlighting year-over-year and sequential growth in prescriptions, active patients and revenues.

Third quarter 2016 highlights include:

	Three months ended September 30,			Nine months ended September 30,
	2016	2015	% Change	2016	2015	% Change
Non-financial
Prescriptions received in period(1)	690	355	94%	2,102	1,220	72%
Active patients at period end(2)	985	469	110%

Financial, in millions (unaudited)
Revenues(3)	$21.7	$9.0	142%	$52.6	$20.7	154%
Net loss	$(33.6)	$(26.0)		$(109.7)	$(78.7)

Cash and cash equivalents at the end of period	$115.8	$110.3
Short-term investments at the end of period	$119.7	$27.0

(1)

A “prescription received” is a commercial order for Optune that is received from a physician certified to treat patients with Tumor Treating Fields (TTFields) therapy for a patient not previously on TTFields therapy. Orders to renew or extend treatment are not included in this total. In the future, we may have regulatory approvals and commercial programs for multiple clinical indications, at which time we will recognize a commercial order as a prescription for the same patient for each clinical indication treated. For example, in the future, a patient may have a prescription for the treatment of lung cancer and a prescription for the treatment of brain metastases from the lung cancer.

(2)

An “active patient” is a patient who is on TTFields therapy under a commercial prescription order as of the measurement date, including patients who may be on a temporary break from treatment and who plan to resume treatment in less than 60 days.

(3)	For the reported periods, all revenues were recognized when cash was collected and all other revenue recognition criteria had been met.

“We saw year-over-year and sequential growth in the third quarter across all key operating statistics and in revenue, and I am pleased with the progress we have made in bringing Optune to patients who have such a vital need for improved treatment options,” said Asaf Danziger, Novocure’s Chief Executive Officer. “Given what is at stake for patients with glioblastoma, we are relentless in our efforts to increase awareness, earn acceptance and drive adoption.”

“An additional 14 million lives were placed under insurance coverage in the third quarter, bringing the total number of covered lives to 130 million in the United States as of September 30, 2016,” continued Mr. Danziger. “Importantly, as of today, we have also negotiated contracts to establish Optune as an in-network benefit for more than 120 million lives, including agreements with two of the three largest health plans in the United States, to become effective during the fourth quarter or 2016.”

“I am particularly proud of the successful roll-out of our second generation Optune System. We received FDA approval for the system in July and were well prepared for the transition,” continued Mr. Danziger. “The first patient was converted one week after FDA approval and 90% of U.S. patients were converted within one month. I want to thank all of our colleagues who worked so hard on the transition and who exemplify our patient-forward mission every day.”

“The fundamental value drivers for Novocure’s business remain as strong as ever. Optune offers significant improvements in survival outcomes for patients with newly diagnosed glioblastoma and is transforming the way that glioblastoma is treated,” said William Doyle, Novocure’s Executive Chairman. “In September, we announced that the long-term analysis of our phase 3 pivotal trial in newly diagnosed GBM confirms the superior progression-free and overall survival seen at the interim analysis. These data will be presented on November 18, 2016 at the Society for Neuro-Oncology Annual Meeting.”

“Looking beyond glioblastoma, preclinical and clinical evidence shows that the mechanism of action of Tumor Treating Fields can have broad applicability across a variety of solid tumors,” concluded Mr. Doyle. “We made good progress in the third quarter to advance our clinical pipeline and now have three ongoing phase 2 pilot trials in pancreatic cancer, ovarian cancer and mesothelioma and one ongoing phase 3 pivotal trial in brain metastases. We look forward to sharing new data at our R&D day planned for December 12, 2016.”

2016 Third Quarter Operating Statistics and Financial Update

There were 690 prescriptions received in the quarter ended September 30, 2016, an increase of 335 prescriptions, or 94 percent, compared to the same period in 2015. The increase in prescriptions was driven primarily by commercial activities in the United States after the October 2015 U.S. Food and Drug Administration (FDA) approval of Optune for the treatment of newly diagnosed glioblastoma (GBM), increased commercial activities in Germany, and enhanced awareness of Optune following the December 2015 publication of EF-14 phase 3 pivotal trial results in the Journal of the American Medical Association.

•	In the United States, 569 prescriptions were received in the quarter ended September 30, 2016, an increase of 262 prescriptions, or 85 percent, compared to the same period in 2015.
•	In Germany and other EMEA markets, 120 prescriptions were received in the quarter ended September 30, 2016, an increase of 73 prescriptions, or 155 percent, compared to the same period in 2015.
•	In Japan, 1 prescription was received in the quarter ended September 30, 2016.

There were 985 active patients on Optune at September 30, 2016, an increase of 516 active patients, or 110 percent, compared to September 30, 2015. The increase in active patients was driven both by prescription growth and by an increase in the percentage of newly diagnosed GBM patients who started Optune in prior periods and who typically have a longer duration of therapy. The portion of Optune prescriptions for newly diagnosed GBM was more than 50 percent in the third quarter of 2016.

•	In the United States, there were 783 active patients on Optune at September 30, 2016, an increase of 375 active patients, or 92 percent, compared to September 30, 2015.
•	In Germany and other EMEA markets, there were 202 active patients on Optune at September 30, 2016, an increase of 142 active patients, or 237 percent, compared to September 30, 2015.

We continued to work with payers in the United States to expand coverage of Optune for the treatment of newly diagnosed and/or recurrent GBM in the third quarter of 2016.  As of September 30, 2016, payers administering plans for 130 million lives in aggregate had issued positive coverage policies stating that Optune is approved for the treatment of newly diagnosed or recurrent glioblastoma, an increase of 14 million from the prior quarter, including new policies with Medi-Cal, Premera Blue Cross and Geisinger Health Plan.

For the three months ended September 30, 2016, revenues increased to $21.7 million compared to $9.0 million for the same period in 2015, representing 142 percent growth. This growth was primarily driven by increased Optune adoption.

For the three months ended September 30, 2016, cost of revenues increased to $11.1 million compared to $5.7 million for the same period in 2015, representing 96 percent growth. This was primarily driven by an increase in active Optune patients, resulting in increased transducer array shipment costs and increased field equipment depreciation expenses, as well as increased personnel costs to establish infrastructure necessary to support an increasing volume of shipments to patients.

Research, development and clinical trials expenses for the three months ended September 30, 2016, were $10.2 million, flat compared the same period in 2015. This was primarily due to a decrease in clinical trial expenses resulting from the conclusion of our EF-14 phase 3 pivotal trial in newly diagnosed GBM and other GBM trial activities as well as a reduction in expenses related to the development of our second generation Optune System, offset by an increase in personnel costs and an increase in clinical trial expenses related to the start-up of our METIS phase 3 pivotal trial in brain metastases.

Sales and marketing expenses for the three months ended September 30, 2016, were $15.9 million compared to $8.9 million for the same period in 2015, representing growth of 78 percent. This growth was primarily due to increased personnel costs as well as increased marketing expenses to expand commercial operations in the United States and Germany and to establish commercial operations in Switzerland and Japan.

General and administrative expenses for the three months ended September 30, 2016, were $12.7 million compared to $8.4 million for the same period in 2015, representing growth of 51 percent. This growth was primarily due to increased personnel costs as well as increased expenses related to professional services and activities associated with being a public company.

Personnel costs for the three months ended September 30, 2016, included $5.6 million in non-cash share-based compensation expenses, comprised of $0.2 million in cost of revenues; $0.8 million in research, development and clinical trials; $1.2 million in sales and marketing; and $3.4 million in general and administrative expenses. Total non-cash share-based compensation expenses for third quarter 2015 were $2.9 million.

Net losses for the three months ended September 30, 2016, were $33.6 million compared to net losses of $26.0 million for the same period in 2015.

Financial Update for the Nine Months ended September 30, 2016

For the nine months ended September 30, 2016, revenues increased to $52.6 million compared to $20.7 million for the same period in 2015, representing 154 percent growth. This growth was primarily driven by increased Optune adoption.

For the nine months ended September 30, 2016, cost of revenues increased to $28.9 million compared to $14.3 million for the same period in 2015, representing 102 percent growth. This was primarily driven by an increase in active Optune patients, resulting in increased transducer array shipment costs and increased field equipment depreciation expenses, as well as increased personnel costs to establish infrastructure necessary to support an increasing volume of shipments to patients.

Research, development and clinical trials expenses for the nine months ended September 30, 2016, were $33.0 million, essentially flat compared the same period in 2015. This was primarily due to an increase in personnel costs and clinical trial expenses related to the start-up of our METIS phase 3 pivotal trial in brain metastases, offset by a decrease in clinical trial expenses resulting from the conclusion of our EF-14 phase 3 pivotal trial in newly diagnosed GBM and a reduction in expenses related to the development of our second generation Optune System.

Sales and marketing expenses for the nine months ended September 30, 2016, were $43.8 million compared to $24.1 million for the same period in 2015, representing growth of 81 percent. This growth was primarily due to increased personnel costs as well as increased marketing expenses to expand commercial operations in the United States and Germany and to establish commercial operations in Switzerland and Japan.

General and administrative expenses for the nine months ended September 30, 2016, were $38.0 million compared to $22.7 million for the same period in 2015, representing growth of 67 percent. This growth was primarily due to increased personnel costs as well as increased expenses related to professional services and activities associated with being a public company.

Personnel costs for the nine months ended September 30, 2016, included $16.7 million in non-cash share-based compensation expenses, comprised of $0.5 million in cost of revenues; $2.4 million in research, development and clinical trials; $3.9 million in sales and marketing; and $10.0 million in general and administrative expenses. Total non-cash share-based compensation expenses for the same period in 2015 were $7.4 million.

Net losses for the nine months ended September 30, 2016, were $109.7 million compared to net losses of $78.7 million for the same period in 2015.

As of September 30, 2016, we had $115.8 million in cash and cash equivalents and $119.7 million in short-term investments, for a total balance of $235.5 million in cash, cash equivalents and short-term investments.

Conference call details

Novocure will host a conference call and webcast to discuss third quarter 2016 financial results today, Wednesday, November 2, at 8 a.m. EDT. Analysts and investors can participate in the conference call by dialing (877) 726-5929 for domestic callers and (530) 379-4648 for international callers, using the conference ID 76871474. The webcast can be accessed live from the Investor Relations page of Novocure’s website, www.novocure.com/investors, and will available for replay for at least 14 days following the call.

The earnings slides presented during the webcast and the corporate presentation can also be accessed from the Investor Relations page of Novocure’s website, www.novocure.com/investors.

About Novocure

Novocure is a commercial-stage oncology company developing a proprietary therapy called Tumor Treating Fields, or TTFields, for the treatment of solid tumor cancers. Headquartered in Jersey, Novocure has U.S. operations in Portsmouth, New Hampshire, Malvern, Pennsylvania, and New York City. Additionally, the company has offices in Germany, Switzerland and Japan, and a research center in Haifa, Israel. For additional information about the company, please visit www.novocure.com or follow us at www.twitter.com/novocure.

Forward-Looking Statements

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" or other words and terms of similar meaning. Novocure's performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions as well as more specific risks and uncertainties facing Novocure such as those set forth in its Annual Report on Form 10-K filed on March 1, 2016, with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Condensed Interim Consolidated Statements of Operations

USD in thousands (except share and per share data)

	Three months ended September 30,		Nine months ended September 30,		Year ended December 31,
	2016	2015	2016	2015	2015
	Unaudited		Unaudited		Audited
Net revenues	$21,674	$8,953	$52,646	$20,704	$33,087
Cost of revenues	11,118	5,659	28,897	14,306	20,610
Impairment of field equipment	-	-	6,412	-	-

Gross profit	10,556	3,294	17,337	6,398	12,477

Operating costs and expenses:
Research, development and clinical trials	10,233	10,211	32,996	32,903	43,748
Sales and marketing	15,865	8,916	43,771	24,137	38,861
General and administrative	12,723	8,405	38,010	22,748	33,864

Total operating costs and expenses	38,821	27,532	114,777	79,788	116,473

Operating loss	(28,265)	(24,238)	(97,440)	(73,390)	(103,996)
Financial expenses, net	2,189	809	3,293	2,277	3,151

Loss before income tax expense	(30,454)	(25,047)	(100,733)	(75,667)	(107,147)
Income tax expense	3,174	976	8,944	2,986	4,434

Net loss	$(33,628)	$(26,023)	$(109,677)	$(78,653)	$(111,581)

Basic and diluted net loss per ordinary share	$(0.39)	$(2.09)	$(1.29)	$(6.21)	$(3.67)

Weighted average number of ordinary shares used in computing basic and diluted net loss per share	85,774,874	12,431,586	85,153,644	12,666,455	30,401,603

Condensed Interim Consolidated Balance Sheets

USD in thousands (except share data)

	September 30,	December 31,
	2016	2015
	Unaudited	Audited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$115,822	$119,423
Short-term investments	119,724	150,001
Restricted cash	72	87
Receivables and prepaid expenses	11,840	10,799
Inventories	23,972	13,594
Total current assets	271,430	293,904

LONG-TERM ASSETS:
Property and equipment, net	9,886	6,552
Field equipment, net	8,042	6,029
Severance pay fund	89	79
Other long-term assets	1,646	772
Total long-term assets	19,663	13,432

TOTAL ASSETS	$291,093	$307,336

	September 30,	December 31,
	2016	2015
	Unaudited	Audited
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Trade payables	$15,243	$16,755
Other payables and accrued expenses	14,469	11,872
Total current liabilities	29,712	28,627

LONG-TERM LIABILITIES:
Long-term loan, net of discount and issuance costs	95,970	23,097
Employee benefit liabilities	3,132	2,057
Other long-term liabilities	4,036	2,735
Total long-term liabilities	103,138	27,889

TOTAL LIABILITIES	132,850	56,516

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Share capital -
Ordinary shares no par value, unlimited shares authorized; issued and outstanding: 85,775,203 (unaudited) shares and 83,778,581 shares at September 30, 2016 and December 31, 2015, respectively	-	-
Additional paid-in capital	658,086	640,406
Accumulated other comprehensive loss	(2,085)	(1,505)
Accumulated deficit	(497,758)	(388,081)
Total shareholders' equity	158,243	250,820

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$291,093	$307,336

Media and Investor Contact:

Ashley Cordova

acordova@novocure.com

212-767-7558